KRONOS WORLDWIDE, INC. ANNOUNCES QUARTERLY DIVIDEND AND
RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS – May 8, 2013 – Kronos Worldwide, Inc. (NYSE:  KRO) announced that its board of directors has declared a regular quarterly dividend of fifteen cents ($0.15) per share on its common stock, payable on June 20, 2013 to stockholders of record at the close of business on June 10, 2013.

Kronos Worldwide also announced that at its 2013 annual stockholder meeting held today its stockholders had:

•	elected each of Cecil H. Moore, Jr., Keith R. Coogan, Harold C. Simmons, Thomas P. Stafford, R. Gerald Turner, Steven L. Watson and C. Kern Wildenthal as a director for a one year term; and

•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2013 annual stockholder meeting.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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